CITICORP, INC.
CALCULATION OF RATIO OF INCOME TO FIXED CHARGES
INCLUDING PREFERRED STOCK DIVIDENDS

(In Millions)                                                      YEAR ENDED DECEMBER 31,

EXCLUDING INTEREST ON DEPOSITS:                 1999        1998        1997        1996        1995
                                              ------      ------      ------      ------      ------
FIXED CHARGES:
     INTEREST EXPENSE (OTHER THAN
        INTEREST ON DEPOSITS)                  3,925       4,162       4,042       3,911       4,574
     INTEREST FACTOR IN RENT EXPENSE             205         190         169         159         150
     DIVIDENDS--PREFERRED STOCK                   -- (A)     126 (A)     223         261         553
                                              ------      ------      ------      ------      ------

        TOTAL FIXED CHARGES                    4,130       4,478       4,434       4,331       5,277
                                              ------      ------      ------      ------      ------

INCOME:
     INCOME BEFORE TAXES                       8,293       4,916       6,109       6,377       5,929
     FIXED CHARGES (EXCLUDING PREFERRED
        STOCK DIVIDENDS)                       4,130       4,352       4,211       4,070       4,724
                                              ------      ------      ------      ------      ------

        TOTAL INCOME                          12,423       9,268      10,320      10,447      10,653
                                              ======      ======      ======      ======      ======

RATIO OF INCOME TO FIXED CHARGES
     EXCLUDING INTEREST ON DEPOSITS             3.01        2.07        2.33        2.41        2.02
                                              ======      ======      ======      ======      ======

INCLUDING INTEREST ON DEPOSITS:

FIXED CHARGES:
     INTEREST EXPENSE                         14,700      15,671      13,655      12,885      13,476
     INTEREST FACTOR IN RENT EXPENSE             205         190         169         159         150
     DIVIDENDS--PREFERRED STOCK                   -- (A)     126         223         261         553
                                              ------      ------      ------      ------      ------

        TOTAL FIXED CHARGES                   14,905      15,987      14,047      13,305      14,179
                                              ------      ------      ------      ------      ------

INCOME:
     INCOME BEFORE TAXES                       8,293       4,916       6,109       6,377       5,929
     FIXED CHARGES (EXCLUDING PREFERRED
        STOCK DIVIDENDS)                      14,905      15,861      13,824      13,044      13,626
                                              ------      ------      ------      ------      ------

        TOTAL INCOME                          23,198      20,777      19,933      19,421      19,555
                                              ======      ======      ======      ======      ======

RATIO OF INCOME TO FIXED CHARGES
     INCLUDING INTEREST ON DEPOSITS             1.56        1.30        1.42        1.46        1.38
                                              ======      ======      ======      ======      ======

Note> On August 4, 1999, CitiFinancial Credit Company (CCC), an indirect wholly-owned subsidiary of Citigroup Inc., became a subsidiary of Citicorp Banking Corporation, a wholly-owned subsidiary of Citicorp. Citicorp has issued a guarantee of all outstanding long-term debt and commercial paper of CCC. All prior periods have been restated to include the results of CCC.

      (A) On October 8, 1998, Citicorp merged with an into a newly formed, wholly-owned subsidiary of Travelers Group Inc. (Travelers) (the Merger). Following the Merger, Travelers changed its name to Citigroup Inc. Under the terms of the Merger, Citicorp common and preferred stock were exchanged for Citigroup common stock and preferred stock. As such, there were no Citicorp preferred dividends in 1999.